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                    PIPELINE LIQUIDS TRANSPORTATION AGREEMENT

     This Pipeline Liquids Transportation Agreement ("Agreement") is made and entered into this ____ day of ______, 2002, by and between MARKWEST ENERGY APPALACHIA, L.L.C., a Delaware limited partnership ("MEA"), and MARKWEST HYDROCARBON, INC., a Delaware corporation ("MarkWest"). MEA and MarkWest may be referred to individually as "Party", or collectively as "Parties".

     Section 1. SCOPE OF AGREEMENT AND GENERAL TERMS AND CONDITIONS. MarkWest agrees to deliver, or cause to be delivered, Raw Make, as defined below, to MEA, and MEA agrees to receive and transport that Raw Make to MEA's Siloam Fractionation facility, all in accordance with this Agreement. This Agreement incorporates and is subject to all of the General Terms and Conditions attached hereto, together with any other Exhibits attached hereto.

     Section 2. EFFECTIVE DATE. The date on which the obligations and duties of the Parties shall commence, being the "Effective Date", shall be _______________, 2002.

     Section 3. TERM. This Agreement shall remain in full force and effect from the Effective Date for a period of 10 years (the "Primary Term"), and shall continue thereafter on a year-to-year basis until terminated by either Party by providing at least 60 days written notice to the other Party in advance of the termination of the Primary Term or of any one-year extension thereof.

     Section 4. FEES AND CONSIDERATION.

     A. As full consideration for the services provided by MEA, MarkWest shall pay the following fees and MEA shall make the following deliveries:

          i. For the transportation of Raw Make by MEA, MarkWest shall pay MEA a Transportation Fee equal to the gallons of Raw Make delivered to MEA at the Receipt Point(s) multiplied by $*.


          ii. A portion of each of the Transportation Fee shall be subject to annual adjustments. *% of the Transportation Fee, shall be adjusted on an annual basis in proportion to the percentage change, from the preceding year, in the Producer Price Index for oil and Gas field services (SIC 138) as published by the Department of Labor ("PPI"). The adjustment of the Fees shall be made effective January 1 of each year, and shall reflect the percentage change in the PPI as it existed for the immediately preceding January from the PPI for the second immediately preceding January.

          iii. MEA shall deliver the Raw Make transported for MarkWest to the Redelivery Point.

     B. During the Primary Term of this Agreement or any extension thereof, MarkWest (i) shall not seek to challenge the level of the Transportation Fee before any regulatory authorities of the federal government or of any state in which the facilities of the Pipeline are located; (ii) shall not seek to invoke the jurisdiction of any such regulatory authorities with regard to the Transportation Fee; and (iii) shall not encourage, assist, or support any

                    *Denotes Confidential Portion Omitted and
                      Filed Separately with the Commission
                                       1

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     other person in invoking the jurisdiction of any such regulatory authorities with regard to the Transportation Fee.

     Section 5. NOTICES. All notices, statements, invoices or other communications required or permitted between the Parties shall be in writing and shall be considered as having been given if delivered by mail, courier, hand delivery, or facsimile to the other Party at the designated address or facsimile numbers. Normal operating instructions can be delivered by telephone or other agreed means. Notice of events of Force Majeure may be made by telephone and confirmed in writing within a reasonable time after the telephonic notice. Monthly statements, invoices, payments and other communications shall be deemed delivered when actually received. Either Party may change its address or facsimile and telephone numbers upon written notice to the other Party:

     MarkWest:

          Address: 155 Inverness Drive West, Suite 200
                   Englewood, Colorado 80112
                   Attn: Contract Administration
                   Fax: (303) 290-8769

     MEA:

          Address: 155 Inverness Drive West, Suite 200
                   Englewood, Colorado 80112
                   Attn: Contract Administration
                   Fax: (303) 290-8769

     Section 6. EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be considered and original, and all of which shall be considered one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.


                                        MARKWEST HYDROCARBON, INC.


                                        By:
                                            -----------------------------
                                        Name:
                                        Title:



                                        MARKWEST ENERGY APPALACHIA, L.L.C.


                                        By:
                                            -----------------------------
                                        Name:
                                        Title:


                                       2
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                          GENERAL TERMS AND CONDITIONS
                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
                    PIPELINE LIQUIDS TRANSPORTATION AGREEMENT
                                     BETWEEN
                    MARKWEST HYDROCARBON, INC., AS "MARKWEST"
                                       AND
                  MARKWEST ENERGY APPALACHIA, L.L.C., AS "MEA"
                                     DATED:

ARTICLE 1: DEFINITIONS

ACCOUNTING PERIOD. The period commencing at 10:00 a.m., Eastern Time, on the first day of a calendar month and ending at 10:00 a.m., Eastern Time, on the first day of the next succeeding month.

FORCE MAJEURE. Any cause or condition not within the reasonable control of the Party claiming suspension and which by the exercise of reasonable diligence, such Party is unable to prevent or overcome.

FRACTIONATION AGREEMENT. That certain Fractionation, Storage and Loading Agreement between MarkWest and MEA, of even date herewith.

INCIDENTAL LOSSES OR GAINS. The incidental losses of Raw Make incurred in MEA's facilities, or the losses or gains of Raw Make incurred due to variations in measurement equipment.

INDEMNIFYING PARTY and INDEMNIFIED PARTY. As defined in Article 8, below.

LOSSES. Any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, judgment, lien, fine or penalty which are incurred by the applicable Indemnified Party on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the Indemnifying Party has indemnified the applicable Indemnified Party.

MEA PLANTS. Gas processing and extraction plants, owned and/or operated by MEA.

PIPELINE. The liquids transportation pipelines owned or leased by MEA for transporting liquefied hydrocarbons from their respective extraction plants to Siloam.

RAW MAKE. A combined stream of propane and heavier liquefied hydrocarbons, including incidental ethane.

RECEIPT POINT. The inlet flanges of the Pipeline at or near the tailgate of the applicable MEA Plants, where MarkWest delivers, or causes to be delivered, Raw Make for transportation hereunder.

REDELIVERY POINT. The inlet flange of the Raw Make metering facilities of MEA at or near Siloam.

SILOAM. MEA's Siloam fractionation facility located near South Shore, Kentucky, including any treating equipment, Products separation and fractionation vessels, all above ground Products storage vessels and all below ground Products storage caverns and facilities, and associated condensing, heating, pumping, conveying, and other equipment and instrumentation; including all structures associated with those facilities; and, all Products loading facilities, including railcar loading, truck loading and barge loading facilities and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities; wherever those


                        1 of General Terms and Conditions
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facilities, structures, easements, rights-of-way, and other property rights are located.

ARTICLE 2: MARKWEST COMMITMENTS

2.1. MarkWest hereby commits and agrees to deliver at the applicable Receipt Points all of MarkWest's Raw Make acquired from the MEA Kenova Gas Extraction facility, and such of MarkWest's Raw Make as it desires to deliver from MEA's Boldman Gas Extraction facility, or from other extraction plants or sources in the Appalachian region as agreed upon by the Parties. MEA shall provide other Receipt Points on the Pipeline at MarkWest's request; provided, that MarkWest pays MEA, in advance, all reasonable and necessary costs incurred in installing such Receipt Point facilities.

ARTICLE 3: OPERATION OF MEA'S FACILITIES

3.1. MEA shall, at its sole cost, risk, and expense, maintain and operate the Pipeline to transport MarkWest's Raw Make from the Receipt Points to the Redelivery Point.

3.2 All Incidental Losses and Gains incurred in the Pipeline shall be allocated to MarkWest and other parties shipping on the Pipeline.

ARTICLE 4: QUALITY

4.1. RAW MAKE QUALITY.

A. The Raw Make transported under this Agreement shall be of a quality that, when fractionated, will result in products meeting the specifications set forth in Exhibit A, attached to the Fractionation Agreement.

B.   Should any of the Raw Make fail to meet the above specifications, then:

     i. MEA may take receipt of the non-conforming Raw Make, and that receipt shall not be construed as a waiver or change of standards for future Raw Make deliveries; or

     ii. MEA may, at its sole discretion, cease receiving the non-conforming Raw Make, and shall notify MarkWest that it has, or will, cease receiving the non-conforming Raw Make.

ARTICLE 5: MEASUREMENT EQUIPMENT AND PROCEDURES AND ANALYSES

     5.1. RAW MAKE. Raw Make shall be measured at the Receipt Point(s) as follows:

     A. MEA shall measure the weight of the Raw Make delivered hereunder using either turbine or coriolis mass flow meters installed, operated and maintained in accordance with GPA Standard 8182-latest edition and/or API Manual of Petroleum Measurement Standards Draft Standard, Measurement of Single-Phase, Intermediate and Finished Hydrocarbon Fluids by Coriolis Meters-latest edition.

     B. MEA shall measure the composition of the Raw Make delivered hereunder using a chromatograph installed, operated and maintained in accordance with GPA Standard 2165-latest edition, GPA Standard 2145-latest edition, GPA Standard 2261-latest edition, GPA Standard 2177-latest edition and the manufacturer's specifications and standards. Factors for hexanes and heavier shall be in accordance with Table IV of GPA Standard 2261-latest edition or determined by periodic samples taken by the MEA. Samples shall be taken at intervals not to exceed 20 minutes. The arithmetic average of the samples during a day shall be deemed to be the Raw Make Composition for such day.

     C. The weight of each Raw Make component shall be converted to gallons at 60(degree)F in accordance with GPA

                        2 of General Terms and Conditions
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Standard 8173-latest edition and GPA Standard 2145-latest edition.

5.2 If any measuring equipment used herein, is out of service or, upon test, is found to be in error by an amount exceeding 0.5%, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then any preceding recordings of that equipment since the last preceding test shall be corrected to zero error for any period which is known definitely or agreed upon. If the period is not known definitely or agreed upon, the correction shall be for a period extending back one-half of the time elapsed since the last test. In the event a correction is required for previous deliveries, the volumes delivered shall be calculated by the first of the following methods which is feasible: (i) by using the registration of any check meter or meters if installed and accurately registering; or (ii) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or (iii) by MarkWest estimating the quantity of delivery by deliveries during periods of similar conditions when the meter was registering accurately.

ARTICLE 6: PAYMENTS

6.1. MEA shall provide MarkWest with a statement explaining fully how all consideration due under the terms of this Agreement was determined not later than the 20th day of the Accounting Period following the Accounting Period for which the consideration is due.

6.2. Any sums due MEA under this Agreement shall be paid no later than the last day of the Accounting Period in which the statement under Section 6.1 was received.

6.3. Either Party, on 10 days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, measurement, computation, charge, or payment made under or pursuant to this Agreement. A Party electing to audit ("Auditing Party") shall complete its audit within 3 months following the date on which the books and records of the other Party ("Audited Party") are first made available for inspection following the Auditing Party's notice of audit. Within that 3-month period, the Auditing Party shall submit, in writing, all exceptions disclosed by the audit to the Audited Party. The Audited Party shall have 30 days following receipt of the exceptions in which to respond in writing to the exceptions. If the Audited Party fails to respond within that 30-day period, the exceptions shall be deemed accepted and appropriate adjustments and settlements shall be made and, as applicable, paid. If the Parties are unable to reach agreement as to any exceptions to which the Audited Party timely responded within 30 days of the Audited Party's response, then either Party may submit the matter to arbitration in accordance with the provisions in Article 9.

ARTICLE 7: FORCE MAJEURE

7.1. In the event a Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with commercially reasonable diligence. The Party affected by Force Majeure shall provide the other Party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure within a reasonable time after the affected Party learns of the occurrence of the Force Majeure event. The settlement of strikes, lockouts, and other labor difficulty

                        3 of General Terms and Conditions
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shall be entirely within the discretion of the Party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty.

ARTICLE 8: LIABILITY AND INDEMNIFICATION

8.1. As among the Parties hereto, MarkWest and any of its designees shall be in custody, control and possession of the Raw Make hereunder, until the Raw Make is delivered to MEA at the Receipt Point.

8.2. As among the Parties hereto, MEA and any of its designees shall be in custody, control and possession of the Raw Make hereunder after Raw Make is delivered at the Receipt Point.

8.3. Each Party ("Indemnifying Party") hereby covenants and agrees with the other Party, and its affiliates (except for the Indemnifying Party itself), and each of their directors, officers and employees ("Indemnified Parties"), that except to the extent caused by the Indemnified Parties' gross negligence or willful conduct, the Indemnifying Party shall protect, defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any and all Losses incurred by the Indemnified Parties to the extent those Losses arise from or are related to: (a) the Indemnifying Party's facilities; or (b) the Indemnifying Party's possession and control of the Raw Make or Products, as applicable.

ARTICLE 9: MISCELLANEOUS

9.1. The failure of any Party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party's privilege of exercising that right at any subsequent time or times.

9.2. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

9.3. This Agreement shall extend to and inure to the benefit of and be binding upon the Parties, and their respective successors and assigns, including any assigns of MarkWest's Interests covered by this Agreement. No assignment of this Agreement shall be binding on either of the Parties until the first day of the Accounting Period following the date a certified copy of the instrument evidencing that sale, transfer, assignment or conveyance has been delivered to the other Party. Further, each assigning Party shall notify its assignee of the existence of this Agreement and obtain a ratification of this Agreement prior to such assignment. No assignment by either Party shall relieve that Party of its continuing obligations and duties hereunder without the express consent of the other Party.

9.4. Any change, modification or alteration of this Agreement shall be in writing, signed by the Parties; and, no course of dealing between the Parties shall be construed to alter the terms of this Agreement.

9.5 This Agreement, including all exhibits and appendices, contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no oral or other promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.

9.6 NO BREACH OF THIS AGREEMENT OR CLAIM FOR LOSSES UNDER ANY INDEMNITY OBLIGATION CONTAINED IN THIS AGREEMENT SHALL CAUSE ANY PARTY TO BE LIABLE FOR, NOR SHALL LOSSES INCLUDE, ANY DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES.

                        4 of General Terms and Conditions
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9.7  DISPUTE RESOLUTION. Any dispute arising under this Agreement ("Arbitrable
Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado, by three (3) arbitrators, in accordance with the rules and procedures of the Judicial Arbiter Group ("JAG"); and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and any statute or rules, this Section shall control. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") and to JAG, that the Claimant elects to refer the Arbitrable Dispute to arbitration, and that the Claimant has appointed an arbitrator, who shall be identified in such notice. The Respondent shall notify the Claimant and JAG within thirty (30) Days after receipt of Claimant's notice, identifying the arbitrator the Respondent has appointed. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) Days after the second arbitrator has been appointed (upon failure of a party to act within the time specified for naming an arbitrator, such arbitrator shall be appointed by the administrator's designee). MarkWest shall pay the compensation and expenses of the arbitrator named by or for it, MEA shall pay the compensation and expenses of the arbitrator named by or for it, and MarkWest and MEA shall each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors, employees, contractors or agents of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The parties shall have all rights of discovery in accordance with the Federal Rules of Civil Procedure. The hearing shall be commenced within thirty (30) Days after the selection of the third arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the laws of Colorado shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.


                        5 of General Terms and Conditions